Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63760, No. 333-75162, No. 333-103969) of Odyssey Re Holdings Corp. of our report dated March 31, 2006, except for the restatement discussed in the section entitled “Second Restatement” of Note 2 to the consolidated financial statements, Note 1 to the financial statement schedules, and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is October 16, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/  PricewaterhouseCoopers LLP

New York, New York
October 16, 2006